   As filed with the Securities and Exchange Commission on February __, 1997
                                                    Registration No. 333-
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                              --------------------

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933



                         TRIATHLON BROADCASTING COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


                              --------------------

                                                            SYMPHONY TOWERS
                                                              750 B STREET
                                                               SUITE 1920
                                                     SAN DIEGO, CALIFORNIA 92101
          DELAWARE                                         (619) 239-4242                                     33-0668235
(State or Other Jurisdiction of           (Address, Including Zip Code, and Telephone Number,              (I.R.S. Employer
Incorporation or Organization)      Including Area Code, of Registrant's Principal Executive Offices)     Identification No.)

                              --------------------

                                  NORMAN FEUER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                SYMPHONY TOWERS
                                  750 B STREET
                                   SUITE 1920
                          SAN DIEGO, CALIFORNIA 92101
                                 (619) 239-4242
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)


                              --------------------

                                    Copy to:

                            HOWARD M. BERKOWER, ESQ.
                                BAKER & MCKENZIE
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10122
                                 (212) 751-5700

                              --------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

                                                   CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
                                                                          PROPOSED            PROPOSED
                                                                           MAXIMUM            MAXIMUM          AMOUNT OF
             TITLE OF EACH CLASS OF                  AMOUNT TO BE      AGGREGATE PRICE       AGGREGATE       REGISTRATION
          SECURITIES TO BE REGISTERED                 REGISTERED        PER SHARE(2)     OFFERING PRICE(2)        FEE
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share..   389,808 shares(1)       $8.062            $3,142,632          $953
--------------------------------------------------------------------------------------------------------------------------

(1) Includes 50,000 shares of Class A Common Stock issuable upon the conversion of the Class C Common Stock. Each share of the Class C Common Stock automatically converts into one share of Class A Common Stock upon transfer.
(2) Pursuant to Rule 457(c), the offering price and amount of registration fee have been calculated based upon the average of the bid and asked price of the Registrant's Class A Common Stock as reported on the Nasdaq SmallCap Market on February 5, 1997.

                              --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY __, 1997

PROSPECTUS


                                 389,808 Shares


                                [TRIATHON LOGO]



                              CLASS A COMMON STOCK


      The 389,808 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), offered hereby are being offered for the account of certain stockholders of Triathlon Broadcasting Company, a Delaware corporation (the "Company"), named under the heading "Selling Stockholders." The shares offered hereby include 50,000 shares of Class A Common Stock which will be issued upon the automatic conversion of an equal number of shares of Class C Common Stock, par value $.01 per share (the "Class C Common Stock"). The Class C Common Stock automatically converts into Class A Common Stock upon transfer. The Company will not receive any proceeds from the sale of the Class A Common Stock offered hereby, but has agreed to bear certain costs relating to the registration of the Class A Common Stock under the federal and state securities laws (currently estimated to be $50,000), and of any offering and sale hereunder, not including certain expenses such as commissions and discounts of underwriters, dealers and agents. See "Selling Stockholders," "Use of Proceeds" and "Plan of Distribution."

      The shares of Class A Common Stock may be offered and sold from time to time by the Selling Stockholders directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of Class A Common Stock may be effected in one or more transactions that may take place through the Nasdaq SmallCap Market or any national securities exchange on which the Class A Common Stock is approved for listing in the future, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "Plan of Distribution."

      To the extent required, the specific shares of the Class A Common Stock to be sold, the names of the Selling Stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders will be the purchase price thereof less commissions and discounts, if any, and other expenses of distribution not borne by the Company.

      The Company's outstanding voting securities are comprised of Class A Common Stock, which entitles its holders to one vote per share and, voting together as a class with the holders of the Depositary Shares (as defined herein), to elect two members of the Company's Board of Directors, Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), which entitles its holders generally to ten votes per share, Class C Common Stock which is non-voting, Class D Common Stock, par value $.01 per share (the "Class D Common Stock"), which is non-voting and convertible on certain terms and conditions into shares of Class B Common Stock, and Depositary Shares, each representing a one-tenth interest in the Company's 9% Mandatory Convertible Preferred Stock (the "Preferred Stock"), which entitles its holders to 4/5 of one vote (the "Depositary Shares"). Norman Feuer, the President, Chief Executive Officer and a Director of the Company, holds all of the outstanding shares of Class B Common Stock and, as a result thereof holds approximately 23.85% of the combined voting power assuming the conversion of the remaining 50,000 shares of Class C Common Stock into an equal number of shares of Class A Common Stock. The non-voting Class D Common Stock is held by affiliates of Robert F.X. Sillerman, one of the founders of the Company. If all of such shares of Class D Common Stock were converted into shares of Class B Common Stock, affiliates of Mr. Sillerman would own approximately 58.4% of the combined voting power of the Company. See "Description of Capital Stock."

      The Class A Common Stock and the Depositary Shares are traded on the Nasdaq SmallCap Market under the symbols "TBCOA" and "TBCOL," respectively. On February 5, 1997, the closing sales price of the Class A Common Stock was $8 per share.

                            ------------------------

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
          THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-
              TIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is      , 1997.

                             AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. The Company is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the Commission. The Commission maintains a Web site (http://www.sec.gov) on the Internet that contains reports, proxy statements, information statements and other information regarding companies that file electronically with the Commission. In addition, material filed by the Company can be inspected at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Class A Common Stock. This Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

         (i) the Company's Annual Report on Form 10-K, as amended, for the year ended March 31, 1996;

         (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1996 and September 30, 1996;

         (iii) the Company's Current Reports on Form 8-K dated June 20, 1996 (as amended by Form 8-K/A Amendment No. 1 dated August 27,
               1996), December 9, 1996 (as amended by Form 8-K/A Amendment No. 1 dated February 4, 1997) and January 24, 1997 (as amended by Form 8-K/A Amendment No. 1 dated February 4, 1997); and

         (iv) the description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-026530) filed with the Commission on July 27, 1995.

         All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Class A Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents or reports.

         Any statement contained in a document which is, or is deemed to be, incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes the previous statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such document unless such exhibits are specifically incorporated by reference herein. Requests for such documents should be directed to Triathlon Broadcasting Company, 150 East 58th Street, 19th Floor, New York, New York 10155, Attention: Timothy J. Klahs, Director of Investor Relations, telephone number (212) 407-9191.

                               TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

Available Information........................................................2
Incorporation of Certain Documents by Reference..............................2
Risk Factors.................................................................4
The Company.................................................................10
Use of Proceeds.............................................................10
Description of Capital Stock................................................10
Plan of Distribution........................................................16
Selling Stockholders........................................................17
Legal Matters...............................................................17
Experts.....................................................................18

                      -----------------------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  RISK FACTORS

         In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating the Company before purchasing any of the securities offered hereby. The information contained or incorporated by reference in this Prospectus includes forward-looking statements that involve risks and uncertainties, a number of which are identified in this "Risk Factors" section. These risks and uncertainties include limitations on the consummation of acquisitions, integration of acquired stations, leverage, regulation of radio broadcasting and other factors. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to such risks and uncertainties.

RISKS RELATED TO PENDING ACQUISITIONS

         Consummation of the Company's pending acquisitions of radio stations is subject to a number of factors, certain of which are beyond the Company's control. In particular, consummation of the acquisitions is subject to the prior approval by the Federal Communications Commission (the "FCC") of the assignments or transfers of control of operating licenses issued by the FCC and the continued operating performance of the stations to be acquired such that there is no material adverse change in such stations that would prevent consummation of any such transactions. As a result of the elimination of the national ownership limits and the liberalization of the local ownership limits effected by the Telecommunications Act of 1996 (the "Recent Legislation"), acquisitions and dispositions of radio stations will be subject to antitrust review by the Federal Trade Commission and the Department of Justice, Antitrust Division (the "Antitrust Agencies"). The Antitrust Agencies have indicated their intention to review matters related to the concentration of ownership within markets even when the ownership in question is in compliance with the provisions of the Recent Legislation. See "--Extensive Regulation of Radio Broadcasting."

         In order to consummate its pending acquisitions, the Company must also seek additional financing. The amounts available under the $40.0 million credit facility of the Company (the "Credit Agreement") and cash on hand and from operations is not sufficient to fund the purchase price of all of the pending acquisitions. The ability of the Company to issue certain securities or borrow under the Credit Agreement will be subject to meeting certain financial tests. In addition, consummation of certain acquisitions is subject to the prior approval of AT&T Commercial Finance Corporation ("AT&T"), the lender under the Credit Agreement. There can be no assurance that the Company's existing stations, and the stations which the Company will acquire, will achieve the cash flow levels required to issue certain securities or borrow under the Credit Agreement. Without additional financing it is unlikely that the Company will be able to implement its acquisition strategy and will lose all or part of the deposits made in connection with the pending acquisitions.

HISTORICAL LOSSES AND FUTURE CHARGES TO OPERATIONS

         Although the Company had net income of $213,000 for the six months ended September 30, 1996, since inception the Company has accumulated net losses and many of the stations it has acquired have accumulated net losses, primarily due to depreciation and amortization, interest expense and corporate overhead. There can be no assurance that the Company will be able to continue to achieve net income.

         The Company has recorded and will continue to record substantial non-cash compensation expense in connection with the issuance prior to the date hereof of securities and stock options to certain officers, directors and advisors. In connection with the issuance of Class B Common Stock to Mr. Feuer prior to the date hereof, the Company will record compensation expense of $136,000 per year through 2001. The Company will also record a charge of $220,000 in 1997 with respect to the stock options to purchase 80,000 shares of Class A Common Stock issued to Sillerman Communications Management Corporation ("SCMC") and its affiliates prior to the date hereof. In addition, the Company may incur additional substantial charges in connection with certain cash-only stock appreciation rights and the issuance of Series B Convertible Preferred Stock to officers, directors and advisors of the Company in the event that such shares become convertible into shares of Class A Common Stock in the event certain Class A Common Stock price targets are met. The recording of substantial non-cash compensation expense could adversely affect the price of the Class A Common Stock and the Depositary Shares.

SUBSTANTIAL LEVERAGE; INABILITY TO SERVICE OBLIGATIONS

         In connection with acquisitions, the Company has incurred and will incur significant amounts of indebtedness. Subject to certain restrictions contained in the Credit Agreement and the Preferred Stock, the Company may incur additional indebtedness from time to time to finance acquisitions, for capital expenditures or for other purposes. See "--Limitations on Expansion Strategy; Need for Additional Funds."

         The degree to which the Company is and may become leveraged could have material consequences to the Company and the holders of the Company's securities, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal and interest on its debt and dividends on Preferred Stock and will not be available for other purposes,
(iii) the agreements governing the Company's debt contain or are expected to contain restrictive financial and operating covenants, and the failure by the Company to comply with such covenants could result in an event of default under the applicable instruments, which could permit acceleration of the debt under such instrument and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions and (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and limit its flexibility in reacting to changes in its industry and general economic conditions. Certain of the Company's competitors operate on a less leveraged basis, and have significantly greater operating and financial flexibility, than the Company.

         Dividend payments on the Preferred Stock have been and will be made out of the remaining proceeds of the Preferred Stock offering and/or the Credit Agreement. In order to fund future dividend payments from operating income, the Company will have to improve the operating results of its current radio stations and those to be acquired in the pending acquisitions. The Company's ability to make these improvements will be subject, to a certain extent, to general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond the Company's control.

         The Company's borrowings under the Credit Agreement are, and other future borrowings may be, at variable rates of interest, which will result in higher interest expense in the event of increases in interest rates. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount which enables the Company to service its debt and to make dividend payments and to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of its debt or the aggregate liquidation preference of the outstanding preferred stock prior to their maturities. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of radio stations or otherwise for any such refinancing.

EXTENSIVE REGULATION OF RADIO BROADCASTING

         Adoption of the Recent Legislation in February 1996 eliminated the national limits and liberalized the local limits on radio station ownership by a single company. However, the Antitrust Agencies are increasingly scrutinizing acquisitions of radio stations and the entering into of joint sales agreements ("JSAs") and local market agreements ("LMAs"). There can be no assurance that policy and rule-making activities of the Antitrust Agencies will not impact the Company's operations (including existing stations or markets), expansion strategy or its ability to realize the benefits which management had anticipated obtaining following the adoption of the Recent Legislation.

         The radio broadcasting industry is subject to extensive regulation by the FCC. In particular, the Company's business is dependent upon its continuing to hold and, in connection with acquisitions of radio stations, upon obtaining FCC consents to assignments or transfers of control of broadcasting station operating licenses issued by the FCC. Radio broadcasting licenses may be granted for maximum terms of eight years. There can be no assurance that the Company's licenses will be renewed, or that the FCC will approve future acquisitions or dispositions. Failure to obtain the renewal of any of the Company's broadcast licenses or to obtain FCC approval for an assignment of a license in connection with a station acquisition could have a material adverse effect on the Company's business and operations.

         In addition, the number and locations of radio stations that the Company may acquire is limited by FCC rules and will vary depending upon, among other things, whether the interests in other radio stations or certain other media properties of certain individuals affiliated with the Company (including but not limited to any stockholders of the Company who hold or will hold five percent or more of the total voting power in the Company) are attributable to those individuals. Moreover, under certain circumstances, the FCC's cross-interest policy may prohibit one party from acquiring an attributable interest in one media outlet and a substantial non-attributable economic interest in another media outlet in the same market, thereby prohibiting a particular acquisition by the Company. The number and location of stations the Company may acquire may, in particular, be affected by whether the stations owned by the Company are attributable to Robert F.X. Sillerman and Howard J. Tytel. The Company believes that such stations are not currently attributable to Messrs. Sillerman and Tytel. The FCC is currently examining through outstanding rule making and adjudicatory proceedings whether to change the criteria for considering an interest to be attributable. In particular, the FCC recently released a notice of proposed rulemaking that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) restricting the availability of the single majority stockholder exemption, (ii) increasing the amount of stock an investment company can own without attribution, (iii) attributing, under certain circumstances, certain interests such as non-voting stock or debt, and (iv) attributing, under certain circumstances, JSAs. Some commenters in the rule making proceedings have urged that the test for attribution should not be voting power but rather influence over the licensee. Fisher Wayland Cooper Leader & Zaragoza LLP, FCC counsel to the Company, has advised the Company that to the extent that the FCC adopts this standard, the contractual arrangements between SCMC and the Company may cause Messrs. Sillerman's and Tytel's interests in the Company to be attributable to them which may require a change in the relationship between such individuals and the Company. Any limitations upon the ability of Messrs. Sillerman or Tytel to provide services to the Company could have a material adverse effect on the Company. Also, the activities of persons who are deemed by the FCC to control the Company could adversely affect the Company's ability to obtain license renewals and to acquire radio stations. In addition, any actions, such as transfers or conversions of stock in the Company, that would cause an individual or entity to acquire 50% or more of the total voting power in the Company or to acquire actual working control over the Company would require prior FCC consent, and there can be no assurance that such consent would be obtained.

         There can be no assurance that there will not be changes in the current regulatory scheme, the imposition of additional regulations or the creation of new regulatory agencies, which would restrict or curtail the ability of the Company to acquire, operate and dispose of its stations or, in general, to compete profitably with other operators of radio and other media properties. Further, there can be no assurance that there will not be other regulatory changes, including aspects of deregulation, that will result in a decline in the value of broadcasting licenses held by the Company or adversely affect the Company's competitive position.

COMPETITION

         The radio broadcasting industry is highly competitive and the Company's stations are located in highly competitive markets. Each of the Company's stations competes for audience share and advertising revenue directly with other FM and AM radio stations, as well as with other media, within its respective market. The financial results of each of the Company's stations are dependent to a significant degree upon its audience ratings and its share of the overall advertising revenue within the station's geographic market. The Company's audience ratings and market share are subject to change, and any adverse change in audience ratings or market share in any particular market could have an adverse material effect on the Company's net revenues. Although the Company competes with other radio stations with comparable programming formats in most of its markets, if another station in the market were to convert its programming format to a format similar to one of the Company's radio stations, if a new radio station were to adopt a competitive format, or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings or advertising revenue and could require the Company to incur increased promotional and other expenses. In addition, certain of the Company's stations compete, and in the future other stations may compete, with groups of stations in a market operated by a single operator. As a result of the Recent Legislation, the radio broadcasting industry has become increasingly consolidated, resulting in the existence of radio broadcasting companies which are significantly larger, with greater financial resources, than the Company. Furthermore, the Recent Legislation will permit other radio broadcasting companies to enter the markets in which the Company operates or may operate in the future. Although the Company believes that each of its stations is able to compete effectively in its market, there can be no assurance that any of the Company's stations will be able to maintain or increase its current audience ratings and advertising revenue market share. The Company's stations also compete with other advertising media such as newspapers, television, magazines, billboard advertising, transit advertising and direct mail advertising. Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems or the introduction of digital audio broadcasting. The Company cannot predict the effect, if any, that any of these new technologies may have on the radio broadcasting industry.

DEPENDENCE ON ECONOMIC FACTORS

         Because the Company derives substantially all of its revenue from the sale of advertising time, its revenues may be adversely affected by economic conditions which affect advertisers. In particular, because a significant percentage of the Company's revenue has generally been derived from local advertisers, operating results in individual geographic markets will be adversely affected by local or regional economic downturns. These economic downturns might have an adverse impact on the Company's financial condition and results of operations. In addition, revenues of radio stations may be affected by many other factors, including: (i) the popularity of programming; (ii) regulatory restrictions on types of programming or advertising; (iii) competition within national, regional or local markets from programming on other stations or from other media; (iv) loss of market share to other technologies; and (v) challenges to license renewals.

LIMITATIONS ON EXPANSION STRATEGY; NEED FOR ADDITIONAL FUNDS

         The Company's financial performance will be substantially dependent upon its ability (i) to grow continuing its acquisition strategy and (ii) to integrate the operations of the radio stations the Company acquires in order to increase revenues and reduce operating expenses. There can be no assurance that the Company will be able to enter into and consummate any acquisitions or integrate the operations of those acquired stations, if any. In certain of the markets in which the Company is focusing its operations, the competition for radio station acquisitions is substantial and the Recent Legislation may result in an increase in competition for such acquisitions. Accordingly, there can be no assurance that the Company will be able to identify additional acquisition opportunities or, if identified, be able to successfully consummate such acquisitions. Each acquisition will be subject to the prior approval of the FCC and AT&T. Furthermore, as a result of the Recent Legislation, future acquisitions may be subject to antitrust review by the Antitrust Agencies, even if approved by the FCC. In addition, the Company may require additional debt or equity financing to finance properties it may seek to acquire in the future. The availability of additional acquisition financing cannot be assured, and depending on the terms of such acquisitions and financings, could be restricted by the terms of the Credit Agreement and Preferred Stock. There can be no assurance that any future acquisitions will be successfully integrated into the Company's operations or that such acquisitions will not have a material adverse effect on the Company's financial condition and results of operations. See "--Extensive Regulation of Radio Broadcasting."

KEY PERSONNEL

         The Company's success is dependent to a significant extent upon the performance of certain key individuals, including in particular, Norman Feuer. In 1995, the Company entered into a five-year employment agreement with Mr. Feuer to serve as the Company's President and Chief Executive Officer; however, there can be no assurance that Mr. Feuer will continue to provide services to the Company for the term of his employment agreement. In the event that Mr. Feuer is no longer employed by the Company, an event of default will occur under the Credit Agreement unless a successor with comparable experience is appointed within 90 days. The Company has obtained key man life insurance on Mr. Feuer in the amount of $2.0 million. In addition, Robert F.X. Sillerman and Howard J. Tytel, by virtue of their positions with SCMC, which provides financial consulting and advisory services to the Company, are expected to contribute materially to the development and implementation of the Company's business strategies. Mr. Sillerman, however, is employed by SFX Broadcasting, Inc. ("SFX") and pursuant to his employment agreement with SFX is required to devote substantially all of his business time to matters related to SFX. Therefore, Mr. Sillerman is restricted in the amount of time he may devote to matters affecting the Company. Mr. Tytel is also an officer and director of SFX, which will limit the amount of time Mr. Tytel will devote to the Company. The loss of the services to the Company of Messrs. Feuer, Sillerman or Tytel could have a material adverse effect on the Company.

SECURITY HOLDINGS OF MANAGEMENT; PRINCIPAL STOCKHOLDERS

         Mr. Feuer holds approximately 23.85% of the Company's combined voting power by virtue of his ownership of 100% of the outstanding shares of Class B Common Stock assuming the conversion of the remaining 50,000 shares of Class C Common Stock into an equal number of shares of Class A Common Stock. Mr. Feuer's shares of Class B Common Stock are subject to surrender to the Company in varying percentages in the event he terminates his employment with the Company. Mr. Feuer has granted Radio Investors, Inc., a New York corporation which is controlled by Mr. Sillerman ("Radio Investors"), a right of first refusal to purchase all of Mr. Feuer's shares of Class B Common Stock. Radio Investors and Radio Analysis Associates ("Radio Analysis"), both of which are affiliates of Mr. Sillerman, hold 1,199,476 and 244,890 shares, respectively, of non-voting Class D Common Stock. Upon the occurrence of certain events, and subject to FCC approval, Radio Investors and Radio Analysis will have the right to convert their shares of Class D Common Stock into shares of Class B Common Stock. In the event of such conversion, Radio Investors, Radio Analysis and Mr. Feuer will hold approximately 48.5%, 9.9% and 9.9%, respectively, of the Company's combined voting power. Accordingly, Mr. Feuer, or upon conversion of the Class D Common Stock into Class B Common Stock upon approval of the FCC, Radio Investors, will have the ability to significantly influence and possibly control the outcome of substantially all matters submitted to a vote of the stockholders. In addition, an aggregate of 565,000 shares of Series B Convertible Preferred Stock have been issued by the Board of Directors of the Company to Radio Investors, Radio Analysis, Mr. Feuer, John D. Miller and Dennis R. Ciapura. The Series B Convertible Preferred Stock is non-voting and vests over a five year period beginning one year from the date of issuance. One-half of the shares of Series B Preferred Convertible Preferred Stock are convertible into an equal number of shares of Class A Common Stock if and when the market price of the Class A Common Stock is greater than or equal to $14.00 per share for 20 consecutive trading days. The remaining shares of Series B Convertible Preferred Stock are convertible into an equal number of shares of Class A Common Stock if and when the market price of the Class A Common Stock is greater than or equal to $15.00 per share for 20 consecutive trading days. Upon the conversion of such Series B Convertible Preferred Stock into Class A Common Stock, which may require FCC consent, Mr. Feuer will hold 25.3% of the Company's combined voting power. See "Description of Capital Stock."

         The holdings of Company securities of Mr. Feuer and Radio Investors and the requirement of obtaining FCC consent prior to any change of control of the Company may have the effect of discouraging certain types of change of control transactions, including transactions in which the holders of the shares of Class A Common Stock or the Depository Shares might otherwise receive a premium for their shares over the then current market price.

POTENTIAL CONFLICTS OF INTEREST

         Each of Messrs. Sillerman and Tytel provides services to the Company through his position as an officer and director of SCMC, a corporation controlled by Mr. Sillerman. SCMC is obligated to offer the Company any radio broadcasting opportunities that come to its attention in medium and small markets located west of the Mississippi River. Messrs. Sillerman and Tytel have investments in other entities that own and operate radio stations. Mr. Sillerman is the Executive Chairman of the Board of Directors and controlling stockholder, and Mr. Tytel is a Director, Executive Vice President and Secretary, of SFX. These investments (and any similar investments made in the future) and management responsibilities may give rise to certain conflicts of interest as well as potential attribution under FCC rules. Specifically, these investments and management responsibilities may affect the ability of Messrs. Sillerman and Tytel to provide services to the Company, which could have a material adverse effect on the Company.

         SFX owns certain radio stations in the Wichita, Kansas market, a market in which the Company has significant radio station ownership interests. SFX has indicated that it does not intend to pursue acquisitions in the medium and small markets on which the Company primarily focuses, except for its stations in Wichita, Kansas. SFX and SCMC entered into an agreement, pursuant to which SCMC assigned to SFX its rights to receive fees for consulting and marketing services payable by the Company, except for fees relating to certain transactions pending at the date of such agreement.

RESTRICTIONS ON FOREIGN OWNERSHIP

         The Amended and Restated Certificate of Incorporation of the Company restricts the ownership, voting and transfer of the Company's capital stock in accordance with the Communications Act of 1934, as amended (the "Communications Act"), and the rules of the FCC, to prohibit ownership of more than 25% of the Company's outstanding capital stock, or more than 25% of the voting rights it represents, by or for the account of non U.S. citizens or their representatives or a foreign government or a representative thereof or a corporation organized under the laws of a foreign country ("Aliens") or corporations otherwise subject to domination or control by Aliens. In addition, the Amended and Restated Certificate of Incorporation provides that shares of capital stock of the Company determined by the Board of Directors to be owned beneficially by an Alien or an entity directly or indirectly owned by Aliens in whole or in part shall always be subject to redemption by the Company by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with the Alien ownership restrictions of the Communications Act and the FCC rules and regulations.

         The Company has established certain procedures and controls designed to implement such prohibitions. Specifically, at the time shares of Common Stock or other capital stock of the Company are presented for transfer, the Company's transfer agent will inquire as to whether the transfer would result in Aliens directly or indirectly owning or having the right to vote more than 20% of the Company's outstanding capital stock. If so, the proposed transfer will not be permitted. This restriction on transfers to Aliens may adversely affect the market for the Company's securities.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

         Future sales of Common Stock by existing stockholders pursuant to Rule 144 promulgated under the Securities Act or otherwise could have an adverse effect on the market price of the shares of Class A Common Stock and could impair the Company's ability to raise additional capital through the sale of equity securities. In addition, the currently outstanding 244,890 shares of Class B Common Stock, 1,444,366 shares of Class D Common Stock and 565,000 shares of Series B Convertible Preferred Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. Such shares of Class B Common Stock, Class D Common Stock and Series B Convertible Preferred Stock may, under certain circumstances, be converted into shares of Class A Common Stock and sold without registration pursuant to Rule 144 commencing in July 1997. The holders of all of the issued and outstanding shares of Class B Common Stock and Class D Common Stock have agreed not to sell, assign or transfer any of their shares of Common Stock until March 7, 1997 without the IPO Underwriters' prior written consent. Furthermore, the Company has issued 120,000 of the 400,000 and none of the 200,000 stock options under its 1995 Stock Option Plan and 1996 Stock Option Plan, respectively. The Company has agreed to file a registration statement covering the resale of the shares of Class A Common Stock issuable to the IPO Underwriters upon the exercise of the IPO Warrants. No prediction can be made as to the effect, if any, that future sales, or the availability of shares for future sale, will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

                                  THE COMPANY

         The Company owns and operates radio stations primarily in medium and small-sized markets in the Midwest and Western United States. The Company currently owns and operates, sells advertising on behalf of or provides programming to 24 FM and 12 AM radio stations in seven markets: Wichita, Kansas; Lincoln, Nebraska; Omaha, Nebraska; Little Rock, Arkansas; Colorado Springs, Colorado; Tri-Cities, Washington; and Spokane, Washington. The principal executive offices of the Company are located at Symphony Towers, 750 B Street, Suite 1920, San Diego, California 92101 and its telephone number is
(619) 239-4242.


                                USE OF PROCEEDS

         The Company will not receive any proceeds from the Class A Common Stock offered hereby. All of the proceeds of this offering will be received by the Selling Stockholders. The Company has agreed to bear certain costs relating to the registration of the Class A Common Stock under the federal and state securities laws (currently estimated to be $50,000), and of any offering and sale hereunder, not including certain expenses such as commissions and discounts of underwriters, dealers and agents.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The Company is incorporated under the laws of the State of Delaware. Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Company's authorized capital stock consists of 30,000,000 shares of Class A Common Stock, 1,689,256 shares of Class B Common Stock, 367,344 shares of Class C Common Stock, 1,444,366 shares of Class D Common Stock and 4,000,000 shares of preferred stock. The Company has outstanding 3,124,808 shares of Class A Common Stock, including the 317,344 shares of the 367,344 shares of Class A Common Stock offered hereby, 244,890 shares of Class B Common Stock, 50,000 shares of Class C Common Stock convertible into Class A Common Stock offered hereby, 1,444,366 shares of Class D Common Stock, 583,400 shares of 9% Mandatory Convertible Preferred Stock (represented by 5,834,000 Depositary Shares) and 565,000 shares of Series B Convertible Preferred Stock. In addition, the Company has (i) 9,489,256 shares of Class A Common Stock reserved for issuance upon the conversion of the shares of Class B Common Stock, Class D Common Stock and the Preferred Stock, (ii) 400,000 shares of Class A Common Stock reserved for issuance upon the exercise of options pursuant to the 1995 Stock Option Plan, (iii) 200,000 shares of Class A Common Stock reserved for issuance upon the exercise of options pursuant to the 1996 Stock Option Plan,
(iv) 600,000 shares of Class A Common Stock reserved for issuance upon the conversion of the Series B Convertible Preferred Stock, (v) 240,000 shares reserved for issuance upon exercise of IPO Warrants, (vi) 1,444,366 shares of Class B Common Stock reserved for issuance upon the conversion of the shares of Class D Common Stock and (vii) 23,725 shares of Class A Common Stock reserved for issuance to Southern Skies Corporation upon the consummation of the purchase of radio stations KMVK-FM and KSSN-FM, each operating in the Little Rock, Arkansas market from an affiliate of Southern Skies Corporation (the "Second Southern Skies Acquisition").

         The following description of the capital stock of the Company is a summary and is qualified in its entirety by the Company's Amended and Restated Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

         Voting Rights. Holders of shares of Class A Common Stock, Class B Common Stock and Depositary Shares vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote, each share of Class B Common Stock generally entitled to ten votes and each Depositary Share entitled to 4/5ths of one vote, except as described below or as otherwise provided by law.

         The holders of Class A Common Stock, voting together as a class with the holders of the Depositary Shares, are entitled to elect or remove two of the Company's directors. In the event of the death, removal or resignation of such a

Director prior to the expiration of his or her term, such vacancy may be filled by a majority of the directors then in office, although less than a quorum. The holders of Class A Common Stock, Depositary Shares and Class B Common Stock, voting as a single class are entitled to elect or remove the remaining directors. The holders of Common Stock and Depositary Shares are not entitled to cumulative votes in the election of directors.

         If one or more of Messrs. Feuer, Sillerman or Tytel or Radio Investors (each a "Principal Stockholder") or any of their affiliates engage in or agree to participate in a "going private" transaction, any share of Class B Common Stock held by such person or entity engaging in or agreeing to participate in such transaction shall be entitled to only one vote per share. For purposes of this provision, Mr. Feuer is not deemed to be an "affiliate" of Messrs. Sillerman or Tytel or Radio Investors. Such provision is designed to decrease the voting power of any Principal Stockholder of the Company engaging in or participating in a going private transaction.

         Except as required by law, the holders of the Class C Common Stock and the Class D Common Stock have no voting rights.

         Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of Common Stock is required to approve, among other things, a change in the designations, preferences or limitations of the shares of such class of Common Stock.

         Conversion. Each share of Class B Common Stock, Class C Common Stock and Class D Common Stock automatically converts into one share of Class A Common Stock upon its sale or other transfer of such holder's entire interest in such shares to any party other than a Principal Stockholder or any of their affiliates, subject (as are all conversions of the Company's capital stock) to compliance with FCC rules and regulations. Each share of Class B Common Stock, Class C Common Stock and Class D Common Stock may be conveyed by sale or gift or other transfer of such holder's entire interest in such stock to (i) a Principal Stockholder or (ii) to an affiliate of the Principal Stockholder holding such shares, in which case upon the death of the transferor each of such shares shall automatically convert into one share of Class A Common Stock (subject to compliance with FCC rules and regulations). Each share of Class D Common Stock may be converted at any time, subject to compliance with FCC rules and regulations, at the option of its holder, into one share of Class A Common Stock. In addition, each share of Class D Common Stock may be converted, subject to compliance with FCC rules and regulations, at the option of its holder, into one share of Class B Common Stock in the event that (i) the Company generates less than $2,000,000 of Broadcast Cash Flow in any fiscal year ending after December 31, 1996 or (ii) the Company is in default for borrowed money from an institutional lender and such default has not been cured or waived by such lender. As used herein, Broadcast Cash Flow is defined as net revenues less station operating expenses, excluding depreciation, amortization, interest, taxes and corporate expenses. The shares of Class C Common Stock which has been converted into the Class A Common Stock offered hereby are, and the shares of Class B Common Stock, Class C Common Stock and Class D Common Stock that may be converted into shares of Class A Common Stock or Class B Common Stock will be, retired and cannot be reissued.

         Dividends. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for such purpose. In general, in the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock (payable in shares of Class B Common Stock), the holders of Class C Common Stock (payable in shares of Class C Common Stock) and the holders of Class D Common Stock (payable in shares of Class D Common Stock). The payment of dividends is limited by the terms of the Preferred Stock and the Credit Agreement.

         Liquidation Rights. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and holders of preferred stock, including the Preferred Stock, as required by the terms of such preferred stock.

         Other Provisions. The holders of Common Stock are not entitled to preemptive or subscription rights. The shares of Common Stock presently outstanding are validly issued, fully-paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock must be identical for each class of stock, except that in any such transaction in which shares of Common Stock are distributed, such shares may differ as to voting rights to the extent that voting rights differ among the classes of Common Stock. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other classes of Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

PREFERRED STOCK

         The Company's Amended and Restated Certificate of Incorporation authorizes the Board of Directors to issue 4,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to determine, prior to issuing such series of preferred stock and without any vote or action by the stockholders, the rights, and preferences, privileges and restrictions of the shares of such series, including dividend rights, voting terms, terms of redemption, the provisions of any purchase, retirement or sinking fund to be provided for the shares of any series, conversion and exchange rights, the preferences upon any distribution of the assets of the Company, including in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company and the preferences and relative rights among each series of preferred stock.

         9% Mandatory Convertible Preferred Stock and Depositary Shares each representing a 1/10th interest in a share of 9% Mandatory Convertible Preferred Stock. The holders of the Preferred Stock (and thereby the Depositary Shares) are entitled to receive, when, as and if dividends are declared by the Board of Directors, out of funds legally available therefor, cumulative preferential dividends accruing at the rate per Depositary Share of $.945 per annum, payable in arrears at the end of each calendar quarter. Dividends are payable in cash, except that upon conversion or redemption of the Depositary Shares the accrued dividends may be paid, at the Company's option, in shares of Class A Common Stock. Conversions or redemptions of the Depositary Shares or the Preferred Stock are subject to compliance with FCC rules and regulations. Accumulated unpaid dividends bear interest at a rate of 10.5% per annum. On June 30, 2000 (the "Mandatory Conversion Date"), the Preferred Stock then outstanding (and thereby the Depositary Shares) will convert automatically into shares of Class A Common Stock. Upon mandatory conversion of the Depositary Shares, accrued but unpaid dividends with respect thereto shall be payable in cash or, at the Company's option, in shares of Class A Common Stock valued at the then Current Market Price (as defined in the Certificate of Designations).

         On the Mandatory Conversion Date, each of the Depositary Shares will convert into that number of shares of Class A Common Stock that when multiplied by the Current Market Price of the Class A Common Stock on the Mandatory Conversion Date produces a value equal to the initial public offering price per Depositary Share (the "Mandatory Conversion Rate"), except that the Mandatory Conversion Rate shall not be greater than 1.15 or less than .833, subject to adjustment in certain circumstances. The Preferred Stock (and thereby the Depositary Shares) will be convertible at the option of the holders, at any time prior to redemption or the Mandatory Conversion Date, into Class A Common Stock, at a conversion rate of 8.33 shares of Class A Common Stock per share of Preferred Stock (.833 shares per Depositary Share (the "Conversion Rate")), which is equivalent to a conversion price of $12.60 per share of Class A Common Stock, subject to adjustment in certain circumstances. Upon conversion of the Depositary Shares, accrued but unpaid dividends with respect thereto shall be payable in cash or, at the Company's option, in shares of Class A Common Stock valued at the then Current Market Price.

         In the event a Change of Control (as defined in the Certificate of Designations) or a Fundamental Change (as defined in the Certificate of Designations) occurs when the Current Market Price of the Class A Common Stock is less than the Conversion Price (as defined in the Certificate of Designations) then in effect, the Conversion Rate will be increased for a period of 45 days such that the effective Conversion Price will equal the Current Market Price of the Class A Common Stock immediately prior to such occurrence, but in no event will the Conversion Rate be adjusted above 1.5, subject to adjustment in certain circumstances. The Company may pay cash in lieu of the Class A Common Stock to be issued resulting from such conversion.

         The Preferred Stock (and thereby the Depositary Shares) is not redeemable by the Company prior to June 30, 1999. At any time or from time to time on or after June 30, 1999 until the close of business on the last business day preceding the Mandatory Conversion Date, the Company may redeem, in whole or in part, the outstanding Preferred Stock (and thereby the Depositary Shares). Upon any such redemption, the Company shall deliver, with respect to each share of the Preferred Stock redeemed, that number of shares of Class A Common Stock equal to the Call Price (as defined in the Certificate of Designations) in effect on the date of redemption divided by the Current Market Price of the Class A Common Stock, subject to adjustment in certain circumstances, together with all accrued and unpaid dividends. Any such accrued but unpaid dividends shall be payable in cash or, at the Company's option, in shares of Class A Common Stock valued at the then Current Market Price.

         The holders of the Preferred Stock (and thereby the Depositary Shares) vote together with the holders of Class A Common Stock, with each share of the Preferred Stock entitled to eight votes (the equivalent of 4/5 of a vote per Depositary Share). Whenever dividends on the Preferred Stock shall be in arrears and unpaid in the aggregate amount of dividends payable thereon for six quarterly dividend periods, the holders of the Preferred Stock (voting separately as a class) will be entitled to vote for the election of two additional directors of the Company, subject to certain limitations.

         The Certificate of Designations of the Preferred Stock contains covenants for the benefit of the holders of the Preferred Stock that, among other things, restrict the ability of the Company and the subsidiaries to (i) create encumbrances on the ability of the Company to pay dividends or make other distributions on the Preferred Stock, (ii) pay two-thirds of the annual advisory fees to SCMC at any time that the Company's dividend payments on the Preferred Stock are in arrears, (iii) incur debt or issue capital stock, (iv) repurchase capital stock or pay dividends on capital stock (other than the Preferred Stock), (v) engage in transactions with related parties and (vi) issue capital stock to related parties.

         Holders of Depositary Shares may exchange the Depositary Shares for that number of whole shares of the Preferred Stock represented by such Depositary Shares. The Preferred Stock is not qualified for inclusion on the Nasdaq SmallCap Market or any other organized trading market.

         Series B Convertible Preferred Stock. The Board of Directors designated 600,000 shares of preferred stock as Series B Convertible Preferred Stock, par value $.01 per share. In the event of the liquidation of the Company, the holders of the Series B Convertible Preferred Stock would share ratably in the assets of the Company, to the extent of the par value of each share of the Series B Convertible Preferred Stock, before the holders of the Common Stock. The Preferred Stock ranks senior to the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock in right of payment with respect to dividends and upon liquidation, dissolution or winding-up of the Company. The Series B Convertible Preferred Stock contains no voting or dividend rights and there is no sinking fund for the benefit of the holders of the Series B Convertible Preferred Stock.

         On February 8, 1996, the Company issued an aggregate of 565,000 shares of Series B Convertible Preferred Stock pursuant to a compensation plan to Radio Investors, Radio Analysis and Messrs. Feuer, Miller and Ciapura. Subject to required FCC consents, if the market price of Class A Common Stock is greater than or equal to $14.00 per share for 20 consecutive trading days prior to December 31, 1998, one-half of the Series B Convertible Preferred Stock held by each holder thereof will be convertible into an equal number of shares of Class A Common Stock. If the market price is not greater than or equal to $14.00 per share for such 20 consecutive trading days, such shares will become redeemable by the Company for $.01 per share. If the market price of the Class A Common Stock is greater than or equal to $15.00 per share for 20 consecutive trading days prior to December 31, 1999, any remaining shares of Series B Convertible Preferred Stock not yet subject to redemption will be convertible into an equal number of shares of Class A Common Stock. If the market price is not greater than or equal to $15.00 per share for such 20 consecutive trading days, such shares will become redeemable by the Company for $.01 per share. The Series B Convertible Preferred Stock vests over a five year period beginning one year from the date of issuance.

         The ability of the Board of Directors of the Company to issue preferred stock, while providing flexibility in connection with acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no current plans to issue any additional preferred stock.

TRANSFER AGENT

         The Transfer Agent and Registrar for the Class A Common Stock is Chemical Mellon Shareholder Services L.L.C.

CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION, BY-LAWS AND STATUTE

         Directors' Liability. Under the General Corporation Law of the State of Delaware (the "Delaware Law"), directors of a Delaware corporation can generally be held liable for certain acts and omissions in connection with the performance of their duties to the corporation and its stockholders. As permitted by Delaware Law, however, the Amended and Restated Certificate of Incorporation contains provisions eliminating or limiting the personal liability of directors for monetary damages for breaches of duties to the Company and its stockholders. Such provisions do not, however, eliminate liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Amended and Restated Certificate of Incorporation provides that if the Delaware Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision, which may not be amended or modified to increase the liability of a director, or repealed except upon the affirmative vote of 75% or more of the outstanding shares of Common Stock, does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

         Directors' Indemnification. The Amended and Restated Certificate of Incorporation provides that the Company shall indemnify its directors, officers and employees to the fullest extent permitted by Delaware Law and advance expenses to such directors, officers and employees to defend any action for which rights of indemnification are provided. The Company believes that this provision will assist the Company in attracting and retaining qualified individuals to serve as directors, officers and employees.

         Section 203 of Delaware Law. The Company is subject to the "business combination" statute of the Delaware Law. In general, Section 203 of the Delaware Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) at or subsequent to such time the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholder." An "interested stockholder" is a person (other than the corporation and any direct or indirect majority-owned subsidiary of that corporation) who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

FOREIGN OWNERSHIP

         The Amended and Restated Certificate of Incorporation restricts the ownership, voting and transfer of the Company's capital stock, in accordance with the Communications Act and the rules of the FCC, which prohibit the ownership of more than 25% of the Company's outstanding capital stock, or more than 25% of the voting power of its outstanding capital stock which is entitled to vote (such percentage, however, is 20% in the case of those subsidiaries that are direct holders of FCC licenses), by or for the account of Aliens or corporations otherwise subject to domination or control by Aliens. In addition, the Amended and Restated Certificate of Incorporation provides that shares of capital stock of the Company determined by the Board of Directors to be owned beneficially by an Alien or entity directly or indirectly owned by Aliens in whole or in part shall always be subject to redemption by the Company by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with the alien ownership restrictions of the Communications Act and the FCC rules and regulations. The Amended and Restated Certificate of Incorporation authorizes the Board of Directors of the Company to adopt such provisions as it deems necessary to enforce these prohibitions. The Company has established certain procedures and controls designed to implement the aforesaid prohibitions. Specifically, at the time shares of Common Stock, Depositary Shares or any other equity securities of the Company are presented for transfer, the Company's transfer agent will inquire as to whether the transfer would result in Aliens directly or indirectly owning or having the right to vote more than 20% of the Company's outstanding capital stock. If so, the proposed transfer will not be permitted.

IPO UNDERWRITERS' WARRANTS

         The Company sold to the IPO Underwriters, for nominal consideration, the IPO Warrants to purchase up to an aggregate of 240,000 shares of Class A Common Stock. The IPO Warrants are exercisable during the three-year period commencing on September 7, 1997 at an exercise price equal to $7.425, subject to adjustment in certain events, and are not transferable except to officers of the IPO Underwriters or to members of the selling group. The IPO Warrants also contain a cashless exercise provision. The Company has agreed to register the Class A Common Stock issuable upon exercise of the IPO Warrants, under the Securities Act on one occasion during the four-year period commencing September 7, 1997 upon request of the holders of a majority of the IPO Warrants, such registration to be at the Company's expense. The Company has also granted certain "piggyback" registration rights to the holders of the IPO Warrants.

         If the IPO Warrants are exercised, the value of the Class A Common Stock held by public investors will be diluted if the value of such stock immediately prior to the exercise of such IPO Warrants exceeds the exercise price thereof, with the extent of such dilution depending upon such excess. The IPO Warrants afford the holders thereof the opportunity, at nominal cost, to profit from a rise in the market price of the Class A Common Stock, which may adversely affect the terms upon which the Company could issue additional Class A Common Stock during the term thereof.

                              PLAN OF DISTRIBUTION

         Each of the Selling Stockholders may offer and sell from time to time shares of Class A Common Stock directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq Small Cap Market or any national securities exchange on which the Class A Common Stock is approved for listing in the future, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or in accordance with Rule 144 under the Securities Act, through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. Although the Company ultimately expects that all shares may be sold, the actual number of shares that will be sold cannot be determined.

         Each Selling Stockholder and any other person participating in the sale of shares of Class A Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulation thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales by each Selling Stockholder and any other such person. Furthermore, under 10b-6 under the Exchange Act, any person engaged in a distribution of the Class A Common Stock may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the securities offered hereby.

         The aggregate proceeds to the Selling Stockholders from the sale of the Class A Common Stock will be the purchase price of the Class A Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distributions of the Class A Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Class A Common Stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         The Selling Stockholders may effect transactions by selling the Class A Common Stock directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the Selling Stockholders.

         To comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

         To the extent required, the specific shares of the Class A Common Stock to be sold, the names of the Selling Stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement.

         Pursuant to the Subscription Agreements (as defined below), the Company will pay all of the expenses, estimated to be $50,000 in connection with this offering, other than underwriting discounts and commissions, legal fees and expenses of the Selling Stockholders which shall be borne by them.

         In addition, the Subscription Agreements and the Purchase Agreement (as defined below) provide that the Company has agreed to indemnify each of the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, and the Subscription Agreements further provide that the Company will reimburse the Selling Stockholder for payments made by such Selling Stockholder in respect thereof.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the Selling Stockholders and the number of shares of Class A Common Stock or Class C Common Stock of the Company beneficially owned on December 31, 1996 (or January 9, 1997 in the case of Southern Skies Corporation), by such Selling Stockholders. All shares are beneficially owned and the sole voting power and investment power is held by the person or entity named.

         Except for Southern Skies Corporation, all of the Selling Stockholders obtained shares of Class C Common Stock pursuant to Subscription Agreements effective as of May 1, 1995 (collectively, the "Subscription Agreements") which provide that the Company shall prepare and file with the Commission a registration statement covering the resale of the Class A Common Stock issued upon conversion of the Class C Common Stock and shall use its best efforts to cause such registration statement to become effective as soon as practically possible. Southern Skies Corporation obtained shares of Class A Common Stock on January 9, 1997 as a portion of the purchase price paid to it upon the consummation of the Purchase Agreement entered into by the Company and Southern Skies Corporation on February 8, 1996, as amended (the "Purchase Agreement"). The Purchase Agreement provides that the Company shall prepare and file with the Commission a registration statement covering the resale of the Class A Common Stock issued to Southern Skies Corporation no later than January 29, 1997 and shall use its best efforts to have such registration statement declared effective as soon as reasonably practicable after such filing and shall use commercially reasonable efforts to keep such registration statement continuously effective for the period of two years thereafter.

                                                              Number of Shares
                                                                  of Class A
                                                                 Common Stock
                                                                 Beneficially
                                                                  Owned on
Name                                                          December 31, 1996
----                                                          -----------------
Henilia Financial Limited....................................     267,344
First Rock Trustees Limited as Trustee for the Mair Trust....      50,000
Ellis French.................................................      18,750*
Jeffrey Zimmerman............................................      18,750*
Henry A. Leonard & Co. Inc.
     Employees Pension Trust.................................       6,250*
Richard Tauber...............................................       6,250*
Southern Skies Corporation ..................................      22,464**

-------------------
* Represents shares of Class C Common Stock which will automatically convert into Class A Common Stock upon transfer.
** Represents shares of Class A Common Stock obtained on January 9, 1997.

         The Selling Stockholders may sell up to all of the shares of Class A Common Stock shown above pursuant to this Prospectus in one or more transactions from time to time as described under the section "Plan of Distribution". Since the Selling Stockholders may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares of Class A Common Stock that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates. If, however, each of the Selling Stockholders were to sell all of the shares of Class A Common Stock set forth above, each Selling Stockholder would beneficially own less than one percent of the Class A Common Stock.


                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Baker & McKenzie, New York, New York, counsel to the Company. Howard J. Tytel, who is Executive Vice President, General Counsel and a Director of and holds an equity interest in SCMC, and is an executive officer of, and holds an equity interest in, Radio Investors which holds certain securities of the Company, including the Class D Common Stock that upon certain circumstances are convertible into a controlling interest in the Company, is of counsel to Baker & McKenzie.

                                    EXPERTS

         The consolidated financial statements of Triathlon Broadcasting Company as of March 31, 1996 and for the year then ended; the financial statements of Marathon Broadcasting Corporation as of June 30, 1995 and for the six months ended June 30, 1995; the financial statements of 93.3, Inc. as of December 31, 1995 and for the two years in the period ended December 31, 1995; the financial statements of Rock Steady, Inc. as of September 30, 1995 and for the two years in the period ended September 30, 1995; the financial statements of Valley Broadcasting, Inc. as of December 31, 1995 and for the two years in the period ended December 31, 1995; the financial statements of KOLL-FM (a division of Southern Starr of Arkansas, Inc.) as of December 31, 1995 and for the period from March 27, 1995 to December 31, 1995; the statements of operations of KOLL-FM (a division of Southern Starr Broadcasting Group, Inc.) for the year ended December 31, 1994 and the period from January 1, 1995 to March 26, 1995; and the combined financial statements of KAQQ-AM, KISC-FM and KNFR-FM (divisions of Silverado Broadcasting Company, Inc.) as of December 31, 1995 and for the two years in the period ended December 31, 1995, incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports with respect thereto, and are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of KFH/KXLK (a division of Pourtales Radio Partnership) as of December 31, 1994 and for the periods from July 1, 1994 through December 31, 1994 and January 1, 1995 through September 12, 1995; the combined financial statements of KZKX-FM, Inc., KTGL Corporation, and KZKX and KTGL (divisions of Pourtales Radio Partnership) as of December 31, 1995 and 1994 and for the years then ended; and the combined financial statements of Springs Radio, Inc., KVUU/KSSS, Inc., KOTY-FM, Inc., KEYF Corporation, Fourth Street Broadcasting, Inc., and KTCR/KEGX, KEYF, KUDY/KKZX and KEYN (divisions of Pourtales Radio Partnership) as of December 31, 1995 and 1994 and for the years then ended incorporated by reference herein have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports with respect thereto, and are incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The combined financial statements of Southern Skies Corporation and Arkansas Skies Corporation as of December 31, 1995 and for each of the years ended December 31, 1994, and 1995 incorporated by reference herein have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report with respect thereto, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

         The financial statements of KFAB-AM, KGOR-FM and Business Music Service (divisions of Henry Broadcasting Company) for the years ended December 31, 1994 and 1995 incorporated by reference herein have been audited by Miller, Kaplan, Arase & Co., independent auditors, as set forth in their report with respect thereto, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and the Nasdaq listing fee, all amounts are estimates.

SEC Registration Fee................................................. $   953
Nasdaq Listing Fee...................................................   1,000
Printing and Engraving Expenses......................................   5,000
Legal Fees and Expenses..............................................  15,000
Accounting Fees and Expenses.........................................  15,000
Blue Sky Fees and Expenses...........................................   3,000
Miscellaneous Expenses...............................................  10,047
                                                                      -------
     Total........................................................... $50,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

         The Company's Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Company, or while a director or officer of the Company is or was serving at the request of the Company as a director or officer of another company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent permitted under the General Corporation Law of the State of Delaware, as amended.

         The Underwriting Agreement filed as Exhibit 1 hereto provides for indemnification of the Company's officers and directors by the Underwriters named therein against certain liabilities, including liabilities under the Securities Act, that arise out of, among other things, an untrue statement or alleged untrue statement contained in this Prospectus or the omission or alleged omission of a material fact required to be stated in this Prospectus, but only to the extent that such misstatement or omission was made in reliance upon and in conformity with written information furnished in writing to the Company by the Underwriters for use in the Prospectus.

ITEM 16.  EXHIBITS

EXHIBIT                  DESCRIPTION OF EXHIBIT
NUMBER

+     4.1     IPO Underwriters' Warrant
+     4.2     Specimen Stock Certificate for Class A Common Stock
++    4.3     Certificate of Designations of the Series B Convertible
              Preferred Stock

++    4.4     Form of Certificate of Designations of the 9% Mandatory
              Convertible Preferred Stock
++    4.5     Form of Deposit Agreement relating to the 9% Mandatory
              Convertible Preferred Stock
++    4.6     Form of Stock Certificate for 9% Mandatory Convertible Preferred
              Stock
++    4.7     Form of Depositary Receipt Evidencing Depositary Shares
      5       Opinion of Baker & McKenzie with respect to the legality of the securities being registered
     23.1     Consent of Ernst & Young LLP, Independent Auditors
     23.2     Consent of Deloitte & Touche LLP
     23.3     Consent of KPMG Peat Marwick LLP
     23.4     Consent of Miller, Kaplan Arase & Company
     23.5     Consent of Baker & McKenzie (included in Exhibit 5)
     23.6     Consent of Fisher Wayland Cooper Leader & Zaragoza LLP
     24       Power of Attorney (included on the signature page hereto)

--------------
+ Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (File No. 33-94316) as amended, originally filed with the Securities and Exchange Commission on July 6, 1995.

++ Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (File No. 33-1186) as amended, originally filed with the Securities and Exchange Commission on February 9, 1996.

ITEM 17.  UNDERTAKINGS

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b)  The undersigned hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                   Statement:

                   (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

                   (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                   (iii) to include any material information with respect to
                         the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (1) (i) and (1)
                         (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized in the City of New York, State of New York, on February 5, 1997.

                                       TRIATHLON BROADCASTING COMPANY



                                       By:
                                          -----------------------------------
                                          Norman Feuer
                                          President and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature to this Registration Statement appears below hereby appoints Norman Feuer or Jan E. Chason as his attorney-in-fact to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

          SIGNATURE                            TITLE                              DATE
          ---------                            -----                              ----

                                Chairman of the Board of Directors
-----------------------------
        John D. Miller


                                President, Chief Executive Officer and
-----------------------------     Director (principal executive officer)
         Norman Feuer


                                Treasurer and Chief Financial Officer
-----------------------------     (Principal financial and accounting officer)
         Jan E. Chason


                                 Director
-----------------------------
     Frank E. Barnes, III


                                Director
-----------------------------
       Dennis R. Ciapura


                                Director
-----------------------------
       Jeffrey Leiderman